Exhibit 10.1
TOAST, INC.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Toast, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: The annual cash compensation amount set forth on Annex A attached hereto shall be paid to each Outside Director for membership on the Board of Directors and participation in meetings and conference calls of the Board of Directors, to be paid quarterly in arrears, prorated based on the nearest whole number of months served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

The Chair and committee member retainers set forth in Annex A are in addition to the retainer for membership on the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time award of restricted stock units (the “Initial Award”) with a Value as set forth in Annex A will be granted to each new Outside Director upon his or her initial election to the Board of Directors, which shall vest in substantially equal annual installments over three years, provided, however, that all vesting shall cease if the director ceases to have a Service Relationship (as defined in the Company’s 2021 Stock Option and Incentive Plan (the “Plan”)), unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting.

This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On the date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award in connection with such Annual Meeting, will receive an annual award of restricted stock units (the “Annual Award”) with a Value as set forth in Annex A, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director ceases to have a Service Relationship, unless the Board of Directors determines that the circumstances warrant continuation or acceleration of vesting.

Equity Award Pricing: The number of shares of the Company’s Class A Common Stock subject to each equity award described herein shall be determined based on the applicable Value as set forth in Annex A and in accordance with Company policies and practices in effect from time to time, including the Company’s Equity Award Grant Policy.

Acceleration: All outstanding Initial Awards and Annual Awards issued following the Effective Date and held by an Outside Director shall become fully vested and nonforfeitable upon a Sale Event (as defined in the Plan), provided that such Outside Director remains in service as a member of the Board until the date of such Sale Event.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(b) of the Plan or any limitations contained in any successor plan.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings or otherwise in connection with such individual’s service on the Board of Directors or any committee thereof.

Adopted: November 8, 2022

Effective Date: January 1, 2023

Amended: June 1, 2025

Annex A

(As amended on November 2, 2023 and effective as of January 1, 2024)

Cash Compensation for Board and Committee Services

Annual Retainer for Board Membership
Annual service on the board of directors	$ 50,000
Annual service as the chairperson of board or lead independent director	$ 40,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$ 25,000
Annual service as member of the audit committee (other than chair)	$ 10,000
Annual service as compensation committee chairperson	$ 20,000
Annual service as member of the compensation committee (other than chair)	$ 10,000
Annual service as nominating and governance committee chairperson	$ 10,000
Annual service as member of the nominating and governance committee (other than chair)	$ 5,000

Equity Retainers for Board Members

Type of Equity Retainer	Value
Initial Award	$ 400,000
Annual Award	$ 225,000